UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 03, 2007

Material Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	33-23617 (Commission File Number)	95-4622822 (I.R.S. Employer Identification No.)

11661 San Vicente Boulevard, Suite 707 Los Angeles, California 90049 (Address of principal executive offices) (zip code)

(310) 208-5589 (Registrant’s telephone number, including area code)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

          On June 28, 2007, we entered into an Agreement and Plan of Acquisition (the “Agreement”) with UTEK CORPORATION, a Delaware corporation, (“UTEK”) and Non-Destructive Assessment Technologies, Inc, a Florida corporation (“NDATI”), pursuant to which we acquired 100% of NDATI’s outstanding stock from UTEK in exchange for a total of 6,750,000 shares of our Class A Common Stock (the “Shares”), with 6,412,500 shares being issued to UTEK and 337,500 shares being issued to Falcon Financial.  As a result of this transaction NDATI became our wholly-owned subsidiary.  Pursuant to a License Agreement (the “License Agreement”) with Iowa State University Research Foundation (“ISURF”), NDATI owns the Licensing rights to certain patented inventions entitled “Pulsed Eddy Current Instrument” (the “Licensed Products”), which permits NDATI to make, use and sell the Licensed Products for the life of the patent or until the License Agreement is terminated.  Under the License Agreement, NDATI must pay certain royalty payments to ISURF out of net sales of products sold that utilize the Licensed Products.

Item 2.01     Completion of Acquisition or Disposition of Assets

          On July 3, 2007, we completed the above-described transaction acquiring 100% of the outstanding stock of NDATI.  At the time of the acquisition NDATI assets included $250,000 in cash and the licensing rights contained in the License Agreement.  There was no material relationship between us or NDATI, or our officers, directors, or shareholders prior to entering into the Agreement.

Item 3.02     Unregistered Sale of Equity Securities

          On July 3, 2007, pursuant to the above-described transaction, we issued an aggregate of 6,750,000 shares of our Class A Common Stock (the “Shares”), with 6,412,500 shares being issued to UTEK and 337,500 shares being issued to Falcon Financial., all restricted in accordance with Rule 144.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and both UTEK and Falcon Financial are sophisticated investors.

Item 9.01     Financial Statements and Exhibits

EXHIBITS
10.1	Agreement and Plan of Acquisition Agreement with UTEK and NDATI

10.2	License Agreement between NDATI and Iowa State University Research Foundation.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 3, 2007	Material Technologies, Inc.,
a Delaware corporation
/s/ Robert M. Bernstein
By: Robert M. Bernstein
Its: Chief Executive Officer